Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

enGene Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Shares, no par value per share	Rule 457(c)	7,261,110	$15.52(2)	$112,692,427.20	$0.0001476	$16,633.40

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$112,692,427.20	—	$16,633.40

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$16,633.40

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional common shares, without par value (the “Common Shares”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Shares on February 22, 2024, as reported on the Nasdaq Capital Market, under the symbol “ENGN”, which is within five business days of the filing of this Registration Statement on Form S-8.